EXHIBIT 99.1

INSMED INCORPORATED REPORTS IMPROVED

FINANCIAL RESULTS FOR FOURTH QUARTER 2003 AND

TWELVE-MONTHS ENDED DECEMBER 31, 2003

RICHMOND, VA – (February 11, 2004) – Insmed Incorporated (Nasdaq/NMS: INSM), a leading developer of pharmaceutical products for the treatment of metabolic and endocrine diseases with unmet medical needs, today announced results for the three and twelve months ended December 31, 2003. The net loss and net cash used in operations were significantly improved from both the fourth quarter and twelve months ended December 31, 2002.

Here are the highlights of today’s report:

•	The net loss for Q4 2003 was $2.5 million, as compared to a net loss of $18.5 million in Q4 2002.
•	The net loss for the twelve months ended December 31, 2003 was $10.3 million, as compared to a net loss of $36.4 million for the same period in 2002.
•	The net cash used in operations in Q4 2003 was $2.7 million, as compared to $3.9 million in Q4 2002.
•	The net cash used in operations for the twelve months ended December 31, 2003 was $10.8 million, as compared to $24.1 million for the same period in 2002.
•	Cash on hand as of December 31, 2003 was $29.5 million.

Revenues for the three months ended December 31, 2003 were $27,000, compared with revenues of $26,000 for the equivalent period in 2002. The net loss for the three months ended December 31, 2003 was ($2.5 million), or ($0.06) per share, compared with a net loss of ($18.5 million), or ($0.56) per share, in the corresponding period of 2002.

For the twelve months ended December 31, 2003, revenues were $150,000, compared to $1,955,000 for the same period in 2002. The net loss for the twelve months ended December 31, 2003 was ($10.3 million), or ($0.29) per share, compared to a net loss of ($36.4 million), or ($1.10) per share for the twelve months ended December 31, 2002.

Cash used in operations for the three-month and nine-month periods ended December 31, 2003 dropped substantially in comparison with the corresponding periods in 2002.

For the fourth quarter of 2003, the cash used in operations was $2.7 million, a reduction of $1.2 million, or 30%, from the cash used in operations during the fourth quarter of 2002.

For the twelve months ended December 31, 2003, the cash used in operations was $10.8 million, a drop of $13.3 million, or 55%, from the cash used in operations during the same twelve month period in 2002.

As of December 31, 2003, Insmed reported cash and cash equivalents of $29.5 million.

Discussion of Revenue and Expense Items

Revenues for the fourth quarter of 2003 remained consistent with the corresponding period in 2002. Operating expenses for the fourth quarter of 2003 were $16.1 million lower than the equivalent period in 2002 due largely to the elimination of a $15.4 million write-off of goodwill in 2002, which was associated with the acquisition of Celtrix Pharmaceuticals in May 2000. These savings were augmented by lower research and development costs of $834,000 due to reduced manufacturing development costs, while a $100,000 increase in general and administration expenses provided a small offset. Interest income fell by $74,000 from the fourth quarter of 2002 to the fourth quarter of 2003 reflecting the impact of lower interest rates. The overall net loss for the fourth quarter ended December 31, 2003 was ($2.5 million), a reduction of $16.0 million from the ($18.5 million) net loss reported in the same period of 2002.

Comparing the twelve-months ended December 31, 2003 with the corresponding period for 2002, revenues were $1.8 million lower, due to the elimination of the up-front international license fee for INS-1 from Taisho Pharmaceuticals which was recorded in the fourth quarter of 2002. Operating expenses declined $28.2 million from 2002 to 2003 due primarily to $17.9 million in charges which were made in 2002 relating to a combination of a goodwill write off of $15.4 million and a $2.5 million operational restructuring charge to cover the costs associated with the discontinuance of Insmed’s INS-1 program in September 2002. Research and development expenses declined by $10.9 million as the company refocused its clinical trial and manufacturing activity from INS-1 on to the pivotal Phase III trial of rhIGF-I/rhIGFBP3 in the Growth Hormone Insensitivity Syndrome (GHIS) area. General and administrative expenses increased by $493,000 as a result of higher external service costs, and a non-cash cost of recording shares issued for services in 2003 resulted in an increase of $119,000. Interest income was $319,000 lower, reflecting the reduction in interest rates. The overall net loss for the twelve months ended December 31, 2003 was ($10.3 million), a reduction of $26.1 million from the ($36.4 million ) net loss reported for the corresponding period of 2002.

Conference Call

The Company will host a conference call on February 11, 2004 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To participate in the conference call, dial 800-915-4836 (domestic) or 973-317-5319 (international). The call will be webcast live through Insmed’s corporate website: www.insmed.com. A telephonic replay of the call will be available for one week at 800-428-6051 (domestic) or 973-709-2089 (international) Passcode: 334672. A web replay of the call will be available through the corporate website beginning at 1:00 p.m.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the development of drug candidates for the treatment of metabolic diseases with unmet medical needs. For further information about Insmed and the rhIGF-I/rhIGFBP-3 complex, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. Because of these and other risks and uncertainties, actual results may differ materially from those described in this press release.

INSMED INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$29,526	$27,337
Due from Taisho Pharmaceutical Co., Ltd.	—	199
Other current assets	225	615

Total current assets	29,751	28,151

Property and equipment, net	61	157

Total assets	$29,812	$28,308

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$660	$941
Accrued project costs	1,747	2,283
Payroll liabilities	205	358
Restructuring reserve	334	310

Total current liabilities	2,946	3,892

Restructuring reserve-long-term portion	646	968

Total Liabilities	3,592	4,860

Stockholders’ equity:
Common stock	384	332
Additional capital	212,362	199,344
Accumulated deficit	(186,526)	(176,228)

Net stockholders’ equity	26,220	23,448

Total liabilities and stockholders’ equity	$29,812	$28,308

INSMED INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues	$27	$26	$150	$1,955

Operating expenses:
Research and development	1,520	2,354	7,140	18,077
General and administrative	1,011	911	3,477	2,984
Operational restructuring charge	—	—	—	2,533
Goodwill impairment charge	—	15,385	—	15,385
Non-cash stock compensation	—	—	119	—

Total operating expenses	2,531	18,650	10,736	38,979

Operating loss	(2,504)	(18,624)	(10,586)	(37,024)

Interest income	53	127	288	607

Income tax expense	—	—	—	—
Net loss	$(2,451)	$(18,497)	$(10,298)	$(36,417)

Basic and diluted net loss per share	$(0.06)	$(0.56)	$(0.29)	$(1.10)

Shares used in computing basic and diluted net loss per share	38,383	33,139	35,600	33,066

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net cash (used)/provided
Operating activities	(2,683)	(3,859)	(10,762)	(24,083)
Financing activities	20	17	12,951	170

Decrease in cash and cash equivalents	(2,663)	(3,842)	2,189	(23,913)
Cash and cash equivalents at beginning of period	32,189	31,179	27,337	51,250

Cash and cash equivalents at end of period	29,526	27,337	29,526	27,337

For more information, contact:

Baxter Phillips, III

Investor Relations

Insmed Incorporated

Phone 804.565.3041

bphillips@insmed.com

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